                                                                 EXECUTION COPY

                                   AMENDMENT NO. 2

         AMENDMENT NO. 2 dated as of August 19, 1997 between FOREST OIL CORPORATION, a corporation duly organized and validly existing under the laws of the State of New York (the "COMPANY"); each of the Subsidiaries of the Company that becomes a guarantor pursuant to Section 9.16 of the Second Amended and Restated Credit Agreement (as defined below) (individually, a "SUBSIDIARY GUARANTOR" and, collectively, the "SUBSIDIARY GUARANTORS" and, together with the Company, the "OBLIGORS"); each of the lenders that is a signatory hereto (individually, a "BANK" and, collectively, the "BANKS"); and THE CHASE MANHATTAN BANK, a New York bank, as agent for the Banks (in such capacity, together with its successors in such capacity, the "AGENT").

         The Company, the Banks and the Agent are parties to a Second Amended and Restated Credit Agreement dated as of January 31, 1997, as amended by Amendment No. 1 and Waiver dated April 1, 1997 (as heretofore further modified and supplemented and in effect on the date hereof, the "SECOND AMENDED AND RESTATED CREDIT AGREEMENT"), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans and issuing letters of credit) to be made by said Banks to the Company in an aggregate principal or face amount not exceeding $100,000,000. Royal Bank of Canada (the "NEW BANK") wishes to become a party to the Second Amended and Restated Credit Agreement as a "Bank" thereunder, and Christiania Bank OG Kreditkasse wishes to become the co-agent for the Banks under the Second Amended and Restated Credit Agreement (the "CO-AGENT"), the Obligors, the Banks and the Agent wish to increase the aggregate amount of Commitments under the Second Amended and Restated Credit Agreement from $100,000,000 to $130,000,000, and to amend the Second Amended and Restated Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

         Section 1. DEFINITIONS. Except as otherwise defined in this Amendment No. 2, terms defined in the Second Amended and Restated Credit Agreement are used herein as defined therein.

         Section 2. AMENDMENTS. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Second Amended and Restated Credit Agreement shall be further amended as follows:

         2.01. The New Bank shall be deemed to be a "Bank" under and for all purposes of the Second Amended and Restated Credit Agreement and each reference therein to "Bank" shall be deemed to include the New Bank. The Co-Agent shall be deemed to be the "Co-Agent" under and for all purposes of the Second Amended and Restated Credit Agreement. References in the Second Amended and Restated Credit Agreement (including references to the Second Amended and Restated Credit Agreement amended hereby) to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein", and "hereof") shall be deemed to be references to the Second Amended and Restated Credit Agreement as amended and as further


                                AMENDMENT NO. 2

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                                      -2-

amended hereby.

         2.02. The following definitions are hereby added in alphabetical order in Section 1.01 of the Second Amended and Restated Credit Agreement:

         "ALLOCATED CANADIAN BORROWING BASE" shall mean, as of any date, an amount in Dollars designated as such from time to time by the Company pursuant to Section 2.11 hereof.

         "ALLOCATED U.S. BORROWING BASE" shall mean an amount equal to the Borrowing Base then in effect MINUS the Allocated Canadian Borrowing Base.

         "AMENDMENT NO. 2" shall mean Amendment No. 2 dated as of August 19, 1997 to this Agreement.

         "BORROWING BASE REPORTS" shall mean collectively, (i) Reserve Evaluation Reports, (ii) Canadian Forest Reserve Evaluation Reports and (iii) Canadian Net Back Pool Reports and "BORROWING BASE REPORT" shall mean any thereof.

         "CANADIAN AGENT" means The Chase Manhattan Bank of Canada, as administrative agent under the Funding Credit Agreement.

         "CANADIAN GUARANTEE" shall mean the Guarantee dated as of August 19, 1997 executed by the Company in favor of the Canadian Agent and the Canadian Lenders party to the Funding Credit Agreement.

         "CANADIAN FOREST RESERVE EVALUATION REPORT" shall mean the report defined in the Funding Credit Agreement as the "Reserve Evaluation Report" prepared for Canadian Forest.

         "CANADIAN LENDERS" shall have the meaning ascribed thereto in the Intercreditor Agreement.

         "CANADIAN LOAN DOCUMENTS" shall mean have the meaning ascribed thereto in the Intercreditor Agreement.

         "CANADIAN NET BACK POOL REPORT" shall mean the report defined in the Funding Credit Agreement as the "Net Back Pool Report".

         "COMBINED COMMITMENTS" shall have the meaning ascribed thereto in the Intercreditor Agreement.

         "COMBINED MAJORITY LENDERS" shall have the meaning ascribed thereto in the Intercreditor Agreement.

         "EQUIVALENT AMOUNT" shall have the meaning ascribed thereto in the Funding

                                AMENDMENT NO. 2

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                                      -3-

Credit Agreement.

         "FUNDING CREDIT AGREEMENT OBLIGATIONS" shall mean (i) the Loans provided for in Section 2.01 of the Funding Credit Agreement, (ii) the Swingline Loans provided for in Section 2.05 of the Funding Credit Agreement,
(iii) the Letter of Credit Liabilities under the Funding Credit Agreement and
(iv) the Bankers' Acceptance Liabilities under the Funding Credit Agreement.

         "INTERCREDITOR AGREEMENT" shall mean the Intercreditor Agreement dated as of August 19, 1997 between the Agent and the Canadian Agent as the same may be modified, supplemented, amended and/or restated and in effect from time to time."

         "LENDER GROUP" shall have the meaning ascribed thereto in the Intercreditor Agreement.

         "USAGE RATIO" shall mean as of any date the ratio of (a) the aggregate principal amount of all Loans and Letter of Credit Liabilities outstanding on such date PLUS the aggregate principal amount of the Funding Credit Agreement Obligations pursuant to the Funding Credit Agreement outstanding on such date to (b) the lesser of the Borrowing Base or the Combined Commitments on such date.

         "3189503 PLEDGE AGREEMENT" shall mean the Pledge Agreement dated as of August 19, 1997 between 3189503 and the Agent, as the same shall be modified and supplemented and in effect from time to time.

         2.03. Section 1.01 of the Second Amended and Restated Credit Agreement is amended by deleting the existing definitions for the following terms and inserting new definitions as follows:

         "APPLICABLE COMMITMENT FEE RATE" shall mean for any period during which the Usage Ratio is within the range specified under "Usage Ratio" in
Schedule IV to Amendment No. 2, the percentage per annum set forth opposite the range in such Schedule IV.

         "APPLICABLE MARGIN" shall mean, with respect to each Type of Loan for any period during which the Usage Ratio is within the range specified under "Usage Ratio" in Schedule V to Amendment No. 2, the percentage per annum set forth opposite the range in such Schedule V, provided that the "Applicable Margin" shall be increased or reduced, as applicable, on the date of the borrowing of a Loan or the issuance of a Letter of Credit, or the repayment of a Loan or expiration of a Letter of Credit, as the case may be, which results in the Usage Ratio shifting from one range to another but that the "Applicable Margin" for any Eurodollar Loan outstanding prior to such date shall remain the same until the end of the Interest Period for such Eurodollar Loan.

         "BASIC DOCUMENTS" shall mean, collectively, this Agreement, the Notes, the Letter

                                AMENDMENT NO. 2

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                                      -4-


of Credit Documents, the Security Documents, the Intercreditor Agreement and the Canadian Guarantee.

         "COMMITMENT" shall mean, for each Bank, the obligation of such Bank to make Loans in an aggregate principal amount up to but not exceeding (a) in the case of a Bank that is a party to this Agreement as of the date of this Amendment No. 2, the amount set opposite the name of such Bank on the signature pages of this Amendment No. 2 under the caption "Commitment" or (b) in the case of any other Bank, the aggregate amount of the Commitments of other Banks acquired by it pursuant to Section 12.06(b) hereof (in each case, as the same may be reduced from time to time pursuant to Section 2.04 hereof or increased or reduced from time to time pursuant to said Section 12.06(b)).

         "COMMITMENT TERMINATION DATE" shall mean August 19, 2001.

         "FUNDING CREDIT AGREEMENT" shall mean the Second Amended and Restated Credit Agreement dated as of April 1, 1997 among Funding Co., the Canadian Lenders and the Canadian Agent, as amended by Amendment No. 1 dated as of August 19, 1997 and the Intercreditor Agreement, and as the same may be further modified, supplemented, amended and/or restated from time to time.

         "FUTURE NET REVENUES" shall mean, for any period, the future gross revenues attributable to all or a part (as specified herein) of Proved Reserves constituting part of the Hydrocarbon Properties for such period less the sum for such period of all projected Operating Expenses and Capital Expenditures with respect thereto, as set forth in the related Borrowing Base Report, and less (without duplication) all amounts projected to be applied to the discharge of any Production Payment and to the unearned balance of any advance payment received under any contract to be performed relating to such Proved Reserves.

         "INTEREST COVERAGE RATIO" shall mean, for any period, the ratio of
(a) the sum of Cash Flow PLUS Cash Flow under, and as defined in, the Funding Credit Agreement on a consolidated basis for such period to (b) the sum of Interest Expense PLUS Interest Expense under, and as defined in, the Funding Credit Agreement on a consolidated basis for such period.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on
(a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of the Company and its Subsidiaries taken as a whole, (b) the ability of any Obligor or Funding Co. to perform their respective obligations under any of the Basic Documents or the Canadian Loan Documents to which it is a party, (c) the validity or enforceability of any of the Basic Documents or the Canadian Loan Documents, (d) the right and remedies of any member of the Lender Group, the Canadian Agent and the Agent under any of the Basic Documents or the Canadian Loan Documents, as the case may be, or (e) the timely payment of the principal of or interest on the Loans, Reimbursement Obligations or Funding Credit Agreement Obligations or other amounts payable in connection therewith.

                                AMENDMENT NO. 2


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                                      -5-


         "RESERVE EVALUATION REPORT" shall mean an unsuperceded report that
(a) is (i) prepared, in the case of the report required to be delivered by the Company pursuant to Section 9.01(f) hereof in connection with the Determination Date occurring on May 1 of each year, by the Independent Petroleum Engineer on the basis of assumptions and projections which the Company believes in good faith to be reasonable or, in the case of the report required to be delivered by the Company pursuant to Section 9.01(f) hereof in connection with each other Determination Date, by the Independent Petroleum Engineer on the basis of the most recently delivered Reserve Evaluation Report delivered in connection with the Determination Date occurring on May 1 of each year as adjusted for reserve additions and production from the date of such report, each as acceptable to the Independent Petroleum Engineer and
(ii) satisfactory in form and substance to the Combined Majority Lenders (including as to assumptions) and (b) is prepared on the basis of findings and material data as of a date not more than 90 days prior to the effective date of such report, (i) identifies the Hydrocarbon Properties covered thereby, (ii) as to each of the Hydrocarbon Properties, sets forth (A) the Proved Reserves attributable to such Hydrocarbon Property, (B) the total amount of such Proved Reserves attributable to such Hydrocarbon Property that, in the opinion of the preparer of such report, the Company and its Restricted Subsidiaries have the right to produce for their own account in the current and each succeeding calendar year, (C) a projection of the rate of production and the Future Net Revenues of the Company and its Restricted Subsidiaries (including as additional information the data and assumptions used to determine such Future Net Revenues) from such Proved Reserves for the current and each succeeding calendar year, (D) the quantity and type of hydrocarbons recoverable from such Proved Reserves in the current and each succeeding calendar year, (E) an estimate of the projected revenues and expenses attributable to such Proved Reserves in the current and each succeeding calendar year, and (F) any reports or evaluations prepared by the Company regarding the expediency of any change in methods of treatment or operation of all or any wells drilled to produce any of such Proved Reserves that are producing or capable of producing hydrocarbons, any new drilling or development, any method of secondary recovery by repressuring or otherwise, or any other action with respect to such Proved Reserves, the decision as to which may increase or reduce the quantity of hydrocarbons ultimately recoverable, or the rate of production thereof and (c) reconciles (i) the total amount of Proved Reserves attributable to each Hydrocarbon Property and
(ii) any material changes in Operating Expenses or Capital Expenditures contained in such Reserve Evaluation Report with the information contained in the immediately preceding Reserve Evaluation Report, if any.

         "SECURITY DOCUMENTS" shall mean, collectively, the Security Agreement, the Pledge Agreement, the 3189503 Pledge Agreement, the Mortgages and all Uniform Commercial Code financing statements required by this Agreement, the Security Agreement, the Pledge Agreement or the Mortgages to be filed with respect to the security interests in personal Property and fixtures created pursuant to the Security Agreement, the Pledge Agreement or the Mortgages.

         2.04 The reference in Section 2.01(a) of the Second Amended and Restated Credit Agreement to "$100,000,000" is amended to read "$130,000,000".

         2.05.  The definitions of "DETERMINATION DATE", "INDEPENDENT
PETROLEUM

                                AMENDMENT NO. 2

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                                      -6-


ENGINEER", "PROVED RESERVES" and "REPORT DELIVERY DATE" in Section 1 of the Second Amended and Restated Credit Agreement and Sections 2.03 and 9.01(f) of the Second Amended and Restated Credit Agreement shall be amended by changing the words "Reserve Evaluation Report" to "Borrowing Base Report" wherever they appear.

         2.06. Section 1 of the Second Amended and Restated Credit Agreement shall be amended by deleting the existing Section 1.03 and inserting a new
Section 1.03 as follows:

         "1.03  BORROWING BASE.

         (a) BORROWING BASE REPORTS. The Company and Canadian Forest have furnished to the Agent and the Lenders updated Borrowing Base Reports dated January 1, 1997. On or before each Report Delivery Date, the Company and Canadian Forest shall furnish to the Agent and the Lenders updated Borrowing Base Reports.

         (b) BORROWING BASE. During the period commencing on the date hereof and ending on such date the first redetermination of the Borrowing Base becomes effective as provided below in this Section 1.03(b), the Borrowing Base shall be $130,000,000 (subject to any adjustments and redeterminations provided for by Sections 1.03(c), 1.03(d), 1.03(e) and 2.10(c) hereof) which amount has been determined on the basis of the Borrowing Base Reports referred to in the first sentence of Section 1.03(a) hereof (with such adjustments to the rates, factors, values, estimates, assumptions and computations set forth in such Borrowing Base Reports as are acceptable to the Combined Majority Lenders). As promptly as reasonably practicable after its receipt of the Borrowing Base Reports furnished to it pursuant to the second sentence of Section 1.03(a) hereof, the Agent (in consultation with the Combined Majority Lenders) shall endeavor to redetermine the Borrowing Base as an amount in Dollars on the basis of such Borrowing Base Reports in the manner provided in this clause (b), notify the Lender Group of such redetermination and, if such redetermination is approved by all of the Lender Group (in the case of an increase in the Borrowing Base) or by the Combined Majority Lenders (in the case of (i) a decrease in the Borrowing Base or (ii) no change in the Borrowing Base), as applicable, notify the Company and Funding Co. of the Borrowing Base as so redetermined and such redetermined Borrowing Base shall become effective on the Determination Date next following each Report Delivery Date (or, if later, on the date notified by the Agent to the Company and Funding Co.) and shall remain effective until again redetermined as provided in this Section 1.03(b) (subject to any adjustments and redeterminations provided for by Sections 1.03(c), 1.03(d) and 1.03(e) hereof, reductions pursuant to Section 2.10(b) and (c) hereof or additions pursuant to Section 2.10(a) hereof). The determination by the Agent and the Lender Group or the Combined Majority Lenders, as the case may be, of the Borrowing Base for any Determination Period shall be made on the basis of parameters which may include the Present Value of Reserves attributable to Hydrocarbon Properties as set forth in the applicable Borrowing Base Report for such Determination Period, subject, however, to such adjustments as the Agent, with the concurrence of the Lender Group or the Combined Majority Lenders, as the case may be, may make in its and their sole discretion to the rates, factors, values, estimates, assumptions and computations set forth in such Borrowing Base Report and any other relevant

                                AMENDMENT NO. 2

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                                      -7-


information or factors, including without limitation, any additional Indebtedness or other obligations that may be incurred by the Company and its Subsidiaries that the Combined Majority Lenders may deem appropriate.

         As used herein, "BORROWING BASE" means the amount specified in the first sentence of this Section 1.03(b) as determined from time to time as provided in the second sentence of Section 1.03(b) and subject to adjustments, redeterminations and principles provided in Sections 1.03(c), 1.03(d), 1.03(e) and 2.10 hereof.

         (c) MATERIAL CHANGE. The Company agrees to notify the Agent promptly of any material change of which the Company, Funding Co., Canadian Forest or any of their respective Restricted Subsidiaries is aware which reduces or may result in a reduction of the Borrowing Base by more than 10%. Promptly upon receipt of such notice, the Agent (in consultation with the Combined Majority Lenders,) shall endeavor to adjust the Borrowing Base pursuant to the procedures set forth in Section 1.03(b) hereof.

         (d) REDETERMINATION. If so requested by the Majority Banks or the Majority Lenders under, and as defined in, the Funding Credit Agreement, or the Company at any time, the Agent shall, as promptly as reasonably practicable after the receipt of such request, endeavor to redetermine (in consultation with the Lender Group or the Combined Majority Lenders, as applicable) the Borrowing Base as then in effect on the basis of the then most recent applicable Borrowing Base Reports (subject, however, to such additional adjustments to the rates, factors, values, estimates, assumptions and computations as set forth therein as the Agent, with the concurrence of the Combined Majority Lenders, may determine to be appropriate) and any other relevant information and factors, including, without limitation, any additional Indebtedness or other obligations that have been or are reasonably anticipated to be incurred by the Company and its Restricted Subsidiaries and any Hydrocarbon Properties acquired by the Company and its Restricted Subsidiaries which are not subject to any Lien other than Liens created hereunder or under the Security Documents or Liens permitted by Section 9.06 hereof, that the Combined Majority Lenders may deem appropriate and as otherwise provided in Section 1.03(b) hereof, PROVIDED that no Hydrocarbon Properties acquired by any Subsidiary of the Company after the date hereof shall be included in the calculation of the Borrowing Base unless such Subsidiary is a Subsidiary Guarantor under this Agreement or is a Subsidiary Borrower or otherwise liable as a surety under the Canadian Forest Credit Agreement. As promptly as reasonably practical following its redetermination of the Borrowing Base, the Agent shall notify the Lender Group of such redetermination and, if such redetermination is approved by all of the Lender Group (in the case of (i) an increase in the Borrowing Base or (ii) no change in the Borrowing Base) or by the Combined Majority Lenders (in the case of a decrease in the Borrowing Base), as applicable, notify the Company and the Funding Co. of the Borrowing Base as so redetermined and such redetermined Borrowing Base shall become effective immediately upon delivery to the Company and Funding Co. of such notice of redetermination.

         (e) DETERMINATIONS, ETC. All determinations and redeterminations and adjustments by the Agent provided for above in this Section 1.03 or in the definition of "Present

                                AMENDMENT NO. 2

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                                      -8-


Value of Reserves" in Section 1.01 (and any determinations and decisions by the Combined Majority Lenders in connection therewith, including any thereof approving or disapproving a proposed redetermination or redetermination by the Agent or effecting any adjustment to any element included in a Borrowing Base Report or the determination or redetermination of the Borrowing Base) shall be made on a reasonable basis, in good faith and in a manner reasonably consistent with the basis on which the initial Borrowing Base was determined to be acceptable to the Lender Group (but after giving effect to changes in facts and circumstances occurring after the date of such initial determination including, but not limited to, reserves and production, operating expenses and economic assumptions with respect to price of hydrocarbons and inflation), and any such determination, redetermination or adjustment shall consider any other relevant information or factors, including without limitation, any additional Indebtedness or other obligations that may be incurred by the Company and its Subsidiaries that the Combined Majority Lenders may deem appropriate, PROVIDED that no Hydrocarbon Properties acquired by any Subsidiary of the Company after the date hereof shall be included in the calculation of the Borrowing Base unless such Subsidiary is a Subsidiary Guarantor under this Agreement or is a Subsidiary Borrower or otherwise liable as a surety under the Canadian Forest Credit Agreement."

         2.07. Section 2.01 of the Second Amended and Restated Credit Agreement is amended by deleting the existing paragraph (a) and inserting a new paragraph (a) as follows:

         "(a)   Each Bank severally agrees, in accordance with the terms and conditions of this Agreement, to make one or more loans to the Company in Dollars during the period from and including the Closing Date to and including the Commitment Termination Date, in an aggregate amount up to but not exceeding the least of (x) the Commitment of such Bank and (y) an amount equal to such Bank's Commitment Percentage multiplied by the then effective Allocated U.S. Borrowing Base determined pursuant to the immediately preceding Borrowing Base Reports; PROVIDED that (i) in no event shall the aggregate principal amount of all Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceed the least of (x) the aggregate amount of the Commitments as in effect from time to time, and (y) the then effective Allocated U.S. Borrowing Base determined pursuant to Section 2.11 hereof and the immediately preceding Borrowing Base Reports and (ii) the Company may not borrow Loans or obtain Letters of Credit under this Agreement at any time while a Borrowing Base Deficiency exists. The aggregate of the Commitments of the Banks on the date hereof is $130,000,000."

         2.08. Section 2 of the Second Amended and Restated Credit Agreement is amended by:

         (i)  deleting the existing Section 2.02 and inserting a new Section
2.02 as follows:

              "2.02 BORROWINGS. The Company shall give the Agent (which shall promptly notify the Banks) notice of each borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. New York time on the date specified for each borrowing

                                AMENDMENT NO. 2
hereunder, each Bank shall make available the amount of the Loan or Loans to be made by it on such date to the Agent, at an account specified by the Agent maintained by the Agent with Chase, in immediately available funds, for account of the Company. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained with Chase in New York, New York, designated by the Company. At the time of each such notice of borrowing hereunder the Company shall deliver a certificate of the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Company which certificate shall indicate the Usage Ratio on such date, of the Company and its Subsidiaries after giving effect to such borrowing and shall show, in reasonable detail, the calculations used to derive such Usage Ratio.";

         (ii) deleting the existing Section 2.03 and inserting a new Section
2.03 as follows:

         "2.03 LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, the Commitments may be utilized, upon the request of the Company, in addition to the Loans provided for by Section 2.01(a) hereof, for the issuance by the Issuing Bank of letters of credit (collectively, "LETTERS OF CREDIT") for account of the Company and its Restricted Subsidiaries, PROVIDED that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate principal amount of the Loans, exceed the lesser of (A) the aggregate of the Commitments and (B) the then effective Allocated U.S. Borrowing Base as determined pursuant to
Section 2.11 hereof and the immediately preceding Borrowing Base Reports,
(ii) the outstanding aggregate amount of all Letter of Credit Liabilities exceed $10,000,000 and (iii) the expiration date of any Letter of Credit extend beyond the earlier of the Commitment Termination Date and the date 12 months following the issuance of such Letter of Credit. The following additional provisions shall apply to Letters of Credit:"; and

         (iii)     deleting the existing Section 2.05 and inserting a new
Section 2.05 as follows:

         "2.05   COMMITMENT FEE.  The Company shall pay to the Agent for
account of each Bank a commitment fee for each day at a rate per annum equal to the Applicable Commitment Fee Rate TIMES such Bank's PRO RATA share (based on its respective Commitment) of the Allocated U.S. Borrowing Base LESS the aggregate principal amount of all Loans and Letter of Credit Liabilities outstanding on such day for the period from and including the date of Amendment No. 2 to but not including the earlier of the date such Bank's Commitment is terminated and the Commitment Termination Date. Accrued Commitment Fees shall be payable on each Quarterly Date and on the earlier of the date the Commitments are terminated and the Commitment Termination Date."

         2.09. Section 2.10 of the Second Amended and Restated Credit Agreement is amended by:

         (i) deleting the existing paragraph (a) and inserting a new paragraph (a) as

                                AMENDMENT NO. 2

                                       - 10 -
follows:

         "(a) BORROWING BASE. The Agent shall notify the Company and Funding Co. (in a "DEFICIENCY NOTICE") any time the Borrowing Base as then in effect is less than the sum of (i) the aggregate principal amount of the Loans and Letter of Credit Liabilities outstanding at such time and (ii) the aggregate principal amount of the Funding Credit Agreement Obligations outstanding at such time (the amount of such difference being called herein the "BORROWING BASE DEFICIENCY") and within 30 days after the date of the Deficiency Notice the Company shall notify the Agent of the Company's and Funding Co.'s intentions with respect to compliance with the procedures set forth in this Section 2.10(a). As specified in such notice from the Company, the Company shall or shall cause Funding Co. to (within 90 days after the date of the Deficiency Notice) prepay, in accordance with Section 3.02 of the Intercreditor Agreement or, provide cover in accordance with Section 2.10(e) of this Agreement, the aggregate principal amount of all Loans and Letter of Credit Liabilities outstanding at such time and the aggregate principal amount of the Funding Credit Agreement Obligations outstanding at such time, in an amount sufficient to eliminate such Borrowing Base Deficiency.";

         (ii) deleting the existing paragraph (b) and inserting a new paragraph (b) as follows:

         "(b) CASUALTY EVENTS. Upon the date 30 days following the receipt by the Company or any of its Restricted Subsidiaries incorporated in the United States of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Hydrocarbon Property other than Unrestricted Properties of any Restricted Subsidiary, the Company shall prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in clause (e) below), and if such Casualty Event shall result in the receipt by the Company or any of its Restricted Subsidiaries incorporated in the United States of Net Available Proceeds in excess of $2,500,000, the Combined Majority Lenders, in their sole discretion based on their review of such Casualty Event, may reduce the Borrowing Base in an aggregate amount not in excess of 100% of the Net Available Proceeds of such Casualty Event not theretofore applied to the repair or replacement of such Hydrocarbon Property, or such lesser amount as is specified in a written notice from the Combined Majority Lenders, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (d) of this Section 2.10. Nothing in this clause (b) shall be deemed to limit any obligation of the Company and any of its Restricted Subsidiaries incorporated in the United States pursuant to any of the Security Documents to remit to a collateral or similar account (including, without limitation, the Collateral Account) maintained by the Agent pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event";

         (iii) deleting the existing paragraph (c) and inserting a new paragraph (c) as follows:

         "(c) SALE OF ASSETS. Without limiting the obligation of the Obligors to obtain the

                                       AMENDMENT NO. 2
consent of the Combined Majority Lenders pursuant to Section 9.05 hereof to any Disposition not otherwise permitted hereunder, no later than five Business Days prior to the occurrence of any Disposition, the Company, on behalf of the applicable Obligor will deliver to the Lender Group a statement, certified by the chief financial officer or treasurer of the Company, in form and detail satisfactory to the Agent, of the amount of the Net Available Proceeds of such Disposition and, if the Net Available Proceeds of such Disposition together with the aggregate of all other Dispositions during the current Determination Period is in excess of $5,000,000, the Combined Majority Lenders, based on their review of the statement referred to in this
Section 2.10(c) may, in their sole discretion, reduce the Borrowing Base in an aggregate amount not in excess of 100% of the Net Available Proceeds of such Disposition, or such lesser amount as is specified in a written notice from the Combined Majority Lenders. If a Borrowing Base Deficiency results from such reduction, then the Company shall, notwithstanding Section 2.10(a) to the contrary, immediately prepay the Loans (and/or provide cover for the Letter of Credit Liabilities) with the Net Available Proceeds to cure such deficiency. Notwithstanding the foregoing, the Company shall not be required to prepay the Loans (and/or provide cover for the Letter of Credit Liabilities pursuant to Section 2.10(e) hereof), and the Borrowing Base shall not be subject to automatic reduction upon any sale of Property, other than any Hydrocarbon Property, pursuant to Section 9.05 hereof."; and

         (iv) deleting the existing paragraph (d) and inserting a new paragraph (d) as follows:

         "(d) APPLICATION. Prepayments and reductions of Commitments or the Borrowing Base, as the case may be, described in the above clauses of this
Section 2.10 shall be effected as follows: the Commitments or the Borrowing Base, as the case may be, shall be automatically reduced by an amount equal to the amount specified in such clauses (and to the extent that, after giving effect to such reduction, the aggregate principal amount of the Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the Commitments or the then effective Allocated U.S. Borrowing Base determined pursuant to Section 2.11 hereof and the immediately preceding Borrowing Base Reports, as applicable, the Company shall first, prepay the Loans and second, provide cover for Letter of Credit Liabilities with respect to the Commitments or the Borrowing Base, as applicable, as specified in clause (e) below, in an aggregate amount equal to such excess)."

         2.10 A new Section 2.11 of the Second Amended and Restated Credit Agreement shall be added as follows:

         "Section 2.11  ALLOCATION OF BORROWING BASE.

         (a) The Borrowing Base may be allocated between the Company under this Agreement and Funding Co. under the Funding Credit Agreement. The Allocated U.S. Borrowing Base in effect from time to time shall represent the maximum amount of credit in the form of Loans and Letters of Credit (subject to the aggregate Commitments and the other provisions of this Agreement) that the Banks will extend to the Company at any one time prior to

                                       AMENDMENT NO. 2
the Commitment Termination Date. The Allocated Canadian Borrowing Base in effect from time to time shall represent the maximum amount of credit in the form of Loans, Letters of Credit and Bankers' Acceptances (subject to the aggregate Commitments and the other provisions of the Funding Credit Agreement) that the Canadian Lenders will extend to Funding Co. at any one time prior to the "Commitment Termination Date" specified in the Funding Credit Agreement. On the date of Amendment No. 2, the Allocated Canadian Borrowing Base shall be $100,000,000, resulting in an initial Allocated U.S. Borrowing Base of $30,000,000.

         (b) Funding Co. at any time shall have the right to request in writing to the Agent, Canadian Agent and the Lender Group, in their sole discretion, an increase in the Allocated Canadian Borrowing Base and a corresponding decrease in the Allocated U.S. Borrowing Base; provided that any such increase shall require the approval of all of the Canadian Lenders and at no time shall the Allocated Canadian Borrowing Base exceed $100,000,000; and provided further that Funding Co. may not make a request for an increase in the Allocated Canadian Borrowing Base more than four (4) times during any twelve
(12) month period. Within ten (10) Business Days of the receipt by the Canadian Lenders of such request, the Canadian Lenders shall give written notice to the Company and the Agent of their approval or disapproval of such increase. The revised Allocated U.S. Borrowing Base and Allocated Canadian Borrowing Base shall become effective upon the distribution by the Agent to the Company, the Canadian Agent and the Lender Group of written notice thereof which shall occur not later than three (3) Business Days after its receipt of the notice of increase.

         (c) The Company at any time shall have the right to request in writing to the Agent, the Canadian Agent and the Banks that such Banks, in their sole discretion, permit the Company to increase the Allocated U.S. Borrowing Base and decrease the Allocated Canadian Borrowing Base; provided that any such change shall require the approval of all of such Banks and at no time shall the Allocated U.S. Borrowing Base exceed $100,000,000; and provided further that the Company may not make a request for an increase in the Allocated U.S. Borrowing Base more than four (4) times during any twelve (12) month period. Within ten
(10) Business Days of the receipt by such Banks of such request, such Banks shall give written notice to the Company and the Agent of their approval or disapproval of such change. If such increase is approved, each such Bank shall have its share of the Allocated U.S. Borrowing Base increased by an amount in proportion to its Commitment Percentage. The revised Allocated U.S. Borrowing Base and Allocated Canadian Borrowing Base shall become effective upon the distribution by the Agent to the Company, the Canadian Agent and the Lender Group of written notice thereof which shall occur not later than three (3) Business Days after its receipt of the notice of increase.

         (d) For purposes of the Funding Credit Agreement, the Allocated Canadian Borrowing Base shall be the Equivalent Amount. The Equivalent Amount shall be calculated (i) on the date a reallocation pursuant to this Section 2.11 between the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base occurs, (ii) on each Determination Date, or (iii) in any event, at ninety
(90) day intervals following the most recent Determination Date."

                                       AMENDMENT NO. 2

         2.11. The introduction to Section 9 of the Second Amended and Restated Credit Agreement shall be amended by replacing the word "Banks" with the words "Lender Group" on the second line.

         2.12. Section 9.06 of the Second Amended and Restated Credit Agreement shall be amended by deleting the existing paragraph (a) and inserting a new paragraph (a) as follows:

         "(a) Liens created pursuant to the Security Documents and the Canadian Loan Documents;".

         2.13. Section 9.07(a) of the Secod Amended and Restated Credit Agreement shall be amended by deleting the existing paragraph (i) and inserting a new paragraph (i) as follows:

         "(i) Indebtedness to the Agent and the Banks hereunder or to the Canadian Agent and the Canadian Lenders under the Canadian Guarantee;".

         2.14. Section 9.10 of the Second Amended and Restated Credit Agreement shall be amended in its entirety as follows:

         "9.10  INTEREST COVERAGE RATIO.

         The Company will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters (treated for this purpose as a single accounting period) following March 31, 1997, to be less than 2.0:1.0 as of the end of any fiscal quarter of the Company."

         2.15. Section 9.11 of the Second Amended and Restated Credit Agreement shall be amended in its entirety as follows:

         "9.11 WORKING CAPITAL. The Company will not permit the current assets of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) to be equal to or less than the current liabilities of the Company and its Subsidiaries (so determined). For purposes hereof, the terms "CURRENT ASSETS" and "CURRENT LIABILITIES" shall have the respective meanings assigned to them by GAAP, PROVIDED that in any event there shall be (i) included in current assets the aggregate amount of the unused Combined Commitments (but only to the extent such unused Combined Commitments could then be utilized as provided in Section 7.02 hereof and Section 6.02 of the Funding Credit Agreement), (ii) excluded from current liabilities all Indebtedness hereunder PLUS all Indebtedness under, and as defined in, the Funding Credit Agreement PLUS all Indebtedness under, and as defined in, the Canadian Forest Credit Agreement, (iii) excluded from current liabilities all Production Payments and (iv) excluded from current liabilities the current portion of any gas balancing liabilities hereunder and under the Funding Credit Agreement."

         2.16. Section 9.17 of the Second Amended and Restated Credit Agreement shall be amended in its entirety as follows:

                                       AMENDMENT NO. 2

         "9.17 MODIFICATIONS AND PAYMENTS OF SUBORDINATED INDEBTEDNESS AND PRODUCTION PAYMENTS INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, (a) agree to any amendment, supplement or other modification of any of the Senior Subordinated Debt Documents or any other documents providing for or evidencing any Subordinated Indebtedness or Production Payments, or (b) pay, prepay, redeem, retire, purchase or otherwise acquire for value, or defease, any Subordinated Indebtedness or Production Payments except for (subject to the subordination provisions, if applicable, relating thereto) regularly scheduled payments of principal thereof and interest thereon or regularly scheduled redemptions thereof on the respective dates on which such payments or redemptions are required to be made; PROVIDED that the Company may (if no Default has occurred and is continuing or will result therefrom): (i) apply the net cash proceeds received by the Company from any Person other than a Subsidiary of the Company as a result of an Equity Issuance to prepay, redeem or retire any Subordinated Indebtedness or Production Payments; (ii) refinance such Senior Subordinated Debt provided that (w) the subordination for such Indebtedness remains unchanged; (x) the interest rate applicable to such Indebtedness is not increased; (y) the final maturity of such Indebtedness is not accelerated; and (z) the covenants and other provisions thereof are not modified in any respect determined by the Majority Banks to be materially adverse to the Company, any such Restricted Subsidiary or the Banks; and (iii) apply amounts that would be available for the Dividend Payments pursuant to Section 9.09 hereof for the prepayment, redemption or retirement of Subordinated Indebtedness or Production Payments."

         2.17. Section 9.18 of the Second Amended and Restated Credit Agreement is deleted in its entirety.

         2.18. Section 10 of the Second Amended and Restated Credit Agreement is amended by:

         (i) inserting a new clause (k) as follows:

         "Any Event of Default shall occur under the Funding Credit Agreement"; and

         (ii) relettering clauses "(k)" and "(l)" as clauses "(l)" and "(m)", respectively.

         2.19 Section 11 of the Second Amended and Restated Credit Agreement shall be amended by inserting a new Section 11.11 as follows:

         "11.11 CO-AGENTS. If at any time the Banks shall appoint more than one agent under this Agreement or the other Basic Documents all references to "Agent" in this Section 11 shall be deemed to be a reference to "any Agent"."

         2.20. Section 12 of the Second Amended and Restated Credit Agreement is amended by inserting a new Section 12.14 as follows:

                                       AMENDMENT NO. 2

         "12.14 INTERCREDITOR AGREEMENT. (a) Reference is hereby made to the Intercreditor Agreement, which provides for certain matters relating to this Agreement and the Funding Credit Agreement. To the extent of any conflict between the terms of this Agreement and the terms of the Intercreditor Agreement, the Intercreditor Agreement shall control. Each Bank hereby authorizes the Agent to execute and deliver the Intercreditor Agreement on its behalf and the execution and delivery by the Agent of the Intercreditor Agreement on behalf of the Banks is hereby ratified and confirmed by each of the Banks. Any Bank that becomes a party to this Agreement after the date hereof agrees to be bound by the terms and provisions of the Intercreditor Agreement.

         (b) The Company acknowledges that certain financial institutions including certain of the Banks are providing financing to Funding Co. The Company consents to the disclosure of information provided by the Company to the Banks to such other financial institutions. The Company also acknowledges that the Banks may enter into participation arrangements and payment sharing understandings with such financial institutions and consents to such arrangements and understandings. To the extent any such arrangements or undertakings give rise to any liability for any withholding tax payments in connection with any payments made by the Funding Co., the Company or any other Obligor under either this Agreement or the Funding Credit Agreement, then (notwithstanding any provisions to the contrary set forth in this Agreement or the Funding Credit Agreement), the Company shall indemnify each of the applicable members of the Lender Group and shall hold each of the applicable members of the Lender Group harmless from and against any such liability; PROVIDED, HOWEVER, that each member of the Lender Group (if so requested by the Company under this Agreement or Funding Co. under the Funding Credit Agreement) will use good faith efforts to accommodate any reasonable request by the Company or Funding Co. in order to avoid the need for, or reduce the amount of, such compensation so long as the request will not, in the sole opinion of the applicable member of the Lender Group, be disadvantageous to such member of the Lender Group.

         Section 3. COMMITMENT FEE. Notwithstanding that the increase of the Commitments contemplated by Section 2 hereof shall not become effective until the satisfaction of the conditions precedent specified in Section 5 hereof, for purposes of calculating the amount of commitment fee payable under Section 2.05 of the Second Amended and Restated Credit Agreement, the Allocated U.S. Borrowing Base of the Banks shall be deemed to have been changed (and the Commitments of the New Bank shall be deemed to have become effective) immediately upon the execution of Amendment No. 2 by each of the Banks.

         Section 4. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Banks that the representations and warranties set forth in Section 8 of the Second Amended and Restated Credit Agreement are true and complete on the date hereof (unless otherwise limited to an earlier date) as if made on and as of the date hereof and as if each reference in said Section 8 to "this Agreement" and "the Notes" included reference to this Amendment No. 2 and to the New Notes.

                                AMENDMENT NO. 2

         Section 5. CONDITIONS PRECEDENT. As provided in Section 2 above, the amendments to the Second Amended and Restated Credit Agreement set forth in said Section 2 shall become effective, as of the date hereof, upon the satisfaction of the following conditions precedent:

         5.01. EXECUTION BY ALL PARTIES. This Amendment No. 2 shall have been executed and delivered by each of the parties hereto.

         5.02. NOTES AND INITIAL LOANS. The Company shall deliver for the Bank whose Commitment is increasing (the "INCREASING BANK"), a new promissory note of the Company in substantially the form of Exhibit A to the Second Amended and Restated Credit Agreement, dated the date hereof, payable to such Bank in a principal amount equal to its Commitment and otherwise duly completed and shall deliver for the New Bank a promissory note of the Company in substantially the form of Exhibit A to the Second Amended and Restated Credit Agreement, dated the date hereof, payable to the order of such Bank in a principal amount equal to its Commitment and otherwise duly completed, and each of such promissory notes (a "NEW NOTE") delivered to the Increasing Bank and the New Bank shall constitute a "Note" under the Second Amended and Restated Credit Agreement as amended hereby. In addition, the Company shall have borrowed from, and the New Bank shall have made Loans to, the Company.

         5.03. INTERCREDITOR AGREEMENT. The Intercreditor Agreement shall have been executed and delivered by each of the parties thereto.

         5.04. FUNDING AMENDMENT AGREEMENT. The Amendment No. 1 to the Funding Credit Agreement shall have been executed and delivered by each of the parties thereto.

         5.05. OPINION OF COUNSEL TO THE OBLIGORS. An opinion of Daniel McNamara, Corporate Counsel to the Obligors and Vinson & Elkins L.L.P., special New York counsel to the Obligors shall have been delivered to the Agent.

         5.06. OTHER DOCUMENTS. The Agent shall have received such other documents as the Agent or any Bank or special New York counsel to Chase may reasonably request.

         Section 6. MISCELLANEOUS. Except as herein provided, the Second Amended and Restated Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 2 by signing any such counterpart. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York.

                               AMENDMENT NO. 2

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered as of the day and year first above written.


                                     FOREST OIL CORPORATION


                                     By /s/ Kenton M. Scroggs
                                        -------------------------------
                                      Title: Vice President & Treasurer

                                     Address for Notices:

                                     1600 Broadway
                                     Suite 2200
                                     Denver, Colorado 80202

                                     Telecopier No.:  (303) 812-1602
                                     Telephone No.:  (303) 812-1414

                                     Attention:  Kenton Scroggs















                                     AMENDMENT NO. 2

                                     Banks
                                     -----

Commitment                           THE CHASE MANHATTAN BANK
----------

$40,000,000


                                     By /s/ Mary Jo Woodford
                                        -------------------------------
                                      Title: Vice President











                                      AMENDMENT NO. 2

Commitment                            CHRISTIANIA BANK OG KREDITKASSE
----------

$30,000,000

                                      By /s/ William S. Phillips
                                         -------------------------------
                                       Title: Vice President

                                      By /s/ Hans Chr. Kjelsrud
                                         -------------------------------
                                       Title: First Vice President



                                      AMENDMENT NO. 2

 COMMITMENT                  CREDIT LYONNAIS NEW YORK BRANCH
 -----------
 $20,000,000


                             By /s/ Pascal Poupelle
                                -------------------------------
                                Title: Executive Vice President


                                 AMENDMENT NO. 2

 COMMITMENT                  BANK OF MONTREAL
 -----------
 $20,000,000


                             By /s/ Robert L. Roberts
                                -------------------------------
                                Title: Director, U.S. Corporate Banking


                                 AMENDMENT NO. 2

 COMMITMENT                  ROYAL BANK OF CANADA
 -----------
 $20,000,000

                             By /s/ illegible
                                -------------------------------
                                Title:

                             Address for Notices:

                             12450 Greenspoint Drive
                             Suite 1450
                             Houston, TX 77060

                             Attention:  Gil Benard
                                         Senior Manager

                             Telecopier No.:  (281) 874-0081

                             Telephone No.:   (281) 874-5662


                                 AMENDMENT NO. 2

                             THE CHASE MANHATTAN BANK
                               as Agent


                             By /s/ Mary Jo Woodford
                                -------------------------------
                                Title: Vice President

                             Address for Notices to
                               Chase as Agent:

                               The Chase Manhattan Bank
                               One Chase Manhattan Plaza
                               8th Floor
                               New York, New York  10081

                             Attention:  Agency Services,
                               Sandra Miklave

                             Telecopier No.:  (212) 552-5658

                             Telephone No.:   (212) 552-7953


                                 AMENDMENT NO. 2

             CHRISTIANIA BANK OG KREDITKASSE,
                as Co-Agent



         By /s/ William S. Phillips             /s/ Hans Chr. Kjelsrud
            -------------------------------     -------------------------------
            Title: Vice President               Title: First Vice President


         Address for Notices to
           Christiania as Co-Agent:

           Christiania Bank OG Kreditkasse
           11 West 42nd Street, 7th Floor
           New York, New York  10036
           Attention:  First Vice President

         Telecopier No.:  (212) 827-4888

         Telephone No.:   (212) 827-4835


                                 AMENDMENT NO. 2

                                                                 SCHEDULE IV


                         APPLICABLE COMMITMENT FEE RATE



RANGE OF                                              APPLICABLE COMMITMENT
USAGE RATIO                                           FEE RATE (BPS PER ANNUM)
-----------                                           ------------------------

less than or equal to .330:1.00                                     30.0
greater than .330:1.00 but less than or equal to 0.660:1.00         35.0
greater than .660:1.00                                              37.5

                                                              SCHEDULE V



                                  APPLICABLE MARGIN


                                              APPLICABLE MARGIN (bps)
RANGE OF                                      -----------------------
USAGE RATIO                              BASE RATE LOANS     EURODOLLAR LOANS
-----------                              ---------------     ----------------

less than or equal to .330:1.00                   0.0                 100.0
greater than .330:1.00 but less than
or equal to .660:1.00                            25.0                 125.0
greater than .660:1.00                           50.0                 150.0